Exhibit (d)(3)

LIMITED GUARANTY

This Limited Guaranty, dated as of August 27, 2014 (this “Limited Guaranty”), is made by Monomoy Capital Partners II, L.P., a Delaware limited partnership (“MCP”), and MCP Supplemental Fund II, L.P., a Delaware limited partnership (“MCP Supplemental” and together with MCP each a “Guarantor” and collectively, the “Guarantors”), in favor of Cobra Electronics Corporation, a Delaware corporation (the “Company”). Reference is hereby made to the Agreement and Plan of Merger, dated as of the date hereof, among the Company, Venom Electronics Holdings, Inc., a Delaware corporation (“Parent”), and Venom Electronics Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) (the “Merger Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

1. Limited Guaranty . Subject to the terms and conditions contained herein, (i) each Guarantor, pro rata, severally and in accordance with its Commitment Percentage, hereby irrevocably and unconditionally guarantees to the Company, the payment, if and when due, of any amounts payable (but in any event not to exceed the Cap) by Parent or Merger Sub to the Company upon and solely in the event of a Willful Breach by Parent or Merger Sub of the Merger Agreement pursuant to and subject to the limitations of Section 9.7(b)(iv) of the Merger Agreement (the “Guaranteed Obligation”). The Company hereby agrees that neither of the Guarantors shall in any event be required to pay more than its Commitment Percentage of the Guaranteed Obligation under or in respect of this Limited Guaranty and that neither of the Guarantors nor any Guarantor Affiliate (defined below) shall have any obligation or liability to any of the Company Group relating to, arising out of or in connection with, this Limited Guaranty, other than in the case of fraud or as otherwise expressly set forth herein. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. “Commitment Percentage” means (i) with respect to Fund II, 96.934% and (ii) with respect to MCP Supplemental, 3.066%.

2. Terms of Limited Guaranty.

(a) This Limited Guaranty is one of payment, not collection, and a separate action or actions may be brought and prosecuted against the Guarantors to enforce this Limited Guaranty, irrespective of whether any action is brought against Parent or Merger Sub or whether Parent or Merger Sub are joined in any such action or actions.

(b) Except as otherwise provided herein and without amending or limiting the other provisions of this Limited Guaranty, the liability of the Guarantors under this Limited Guaranty shall, to the fullest extent permitted under applicable law, be absolute and unconditional irrespective of:

(i) the value, genuineness, validity, regularity, illegality or enforceability of the Merger Agreement or any other agreement or instrument referred to herein, other than by reason of fraud;

(ii) any release or discharge of any obligation of Parent or Merger Sub contained in the Merger Agreement resulting from any change in the corporate existence,

structure or ownership of Parent or Merger Sub, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Merger Sub or any of their assets;

(iii) any waiver, amendment or modification of the Merger Agreement, or change in the time, manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, the Guaranteed Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any agreement entered into by the Company, on the one hand, and Parent and/or Merger Sub, on the other hand, in connection therewith;

(iv) the existence of any claim, set off or other right that the Guarantors may have at any time against Parent, Merger Sub or the Company, whether in connection with the Guaranteed Obligation or otherwise;

(v) the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub or the Guarantors;

(v) the addition, substitution or release of any Person now or hereafter liable with respect to the Guaranteed Obligation or otherwise interested in the transactions contemplated by the Merger Agreement; or

(vi) any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantors or otherwise operate as a discharge of the Guarantors as a matter of law or equity (other than a discharge of the Guarantors with respect to the Guaranteed Obligation as a result of indefeasible payment in full of the Guaranteed Obligation in accordance with the terms hereof).

(c) The Guarantors hereby waive any and all notice of the creation, renewal, extension or accrual of the Guaranteed Obligation and notice of or proof of reliance by the Company upon this Limited Guaranty or acceptance of this Limited Guaranty. The Guaranteed Obligation shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guaranty, and all dealings between Parent, Merger Sub or the Guarantors, on the one hand, and the Company, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guaranty. When pursuing its rights and remedies hereunder against the Guarantors, the Company shall be under no obligation to pursue such rights and remedies it may have against Parent or Merger Sub or any other Person for the Guaranteed Obligation or any right of offset with respect thereto, and neither any failure by the Company to pursue such other rights or remedies or to collect any payments from Parent or Merger Sub or any such other Person or to realize upon or to exercise any such right of offset, nor any release by the Company of Parent or Merger Sub or any other Person, shall relieve the Guarantors of any liability hereunder or impair or affect the rights and remedies, of the Company hereunder.

(d) The Company may, at any time and from time to time while this Limited Guaranty is in effect, without the consent of the Guarantors without incurring responsibility to the Guarantors, and without impairing or releasing the obligations of the Guarantors with respect to the Guaranteed Obligation hereunder, upon or without any terms or conditions and in whole or in part, (i) extend the time of payment of the Guaranteed Obligation and (ii) make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company and Parent and/or Merger Sub; provided, however, that nothing contained in this Limited Guaranty is intended to modify or supersede the provisions of the Merger Agreement as between the Company and Parent and Merger Sub.

(e) The Company shall not be obligated to file any claim relating to the Guaranteed Obligation in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file such claim shall not affect the Guarantors’ obligations hereunder (and notwithstanding anything herein to the contrary, any bar to the payment, or collection, of the Guaranteed Obligation as a result of any such proceeding shall not discharge the obligations of the Guarantors hereunder). In the event that any payment to the Company in respect of the Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, each Guarantor shall remain liable hereunder with respect to its Commitment Percentage of the Guaranteed Obligation as if such returned payment had not been made.

3. Waiver of Acceptance, Presentment; Etc. Without amending or limiting the other provisions of this Limited Guaranty, the Guarantors expressly and irrevocably waive any and all rights and defenses arising under any Law that would otherwise require any election of remedies by the Company, promptness, diligence, acceptance hereof, presentment, demand and protest, any defenses that might be available under any stay, moratorium or similar Law, and any notice of any kind not provided for herein or not required to be provided to Parent or Merger Sub under or in connection with the Merger Agreement, other than defenses that are available to Parent or Merger Sub (a) under the Merger Agreement and (b) in respect of a breach by the Company of the Merger Agreement. The Guarantors acknowledge that they will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation of such benefits.

4. Sole Remedy.

(a) The Company agrees and acknowledges that no Person other than the Guarantors has any obligations hereunder and that, notwithstanding that the Guarantors are limited partnerships, the Company has no remedy, recourse or right of recovery under this Limited Guaranty against, or contribution from, (i) any former, current or future general or limited partners, members, stockholders, holders of any equity, partnership or limited liability company interest, officer, member, manager, director, employees, agents, controlling persons, assignee or Affiliates of either of the Guarantors or (ii) any former, current or future general or limited partners, members, stockholders, holders of any equity, partnership or limited liability company interest, officer, member, manager, director, employees, agents, controlling persons, assignee or Affiliates of the foregoing (collectively, the “Guarantor Affiliates”; it being understood that the term Guarantor Affiliates shall not include the Guarantors, Parent or Merger Sub), through the Guarantors, Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, by or through a claim by or on behalf of the Guarantors, Parent or Merger Sub against the Guarantors or any Guarantor Affiliate, or otherwise, except for its rights against the Guarantors under this Limited Guaranty.

(b) So long as this Limited Guaranty is in effect, the Company hereby covenants and agrees that it shall not institute, and shall cause each of its Affiliates not to institute, directly or indirectly, any action or bring any other claim arising under, or in connection with, this Limited Guaranty against the Guarantors or any Guarantor Affiliate, except for claims by the Company against the Guarantors under and in accordance with this Limited Guaranty (the “Retained Guaranty Claims”). For purposes of clarity, the parties agree and acknowledge that the rights of the Company to bring claims against Parent and Merger Sub under the Merger Agreement or against the Guarantors as third party beneficiaries of the Financing Commitment shall not be expanded, impaired or limited in any way by this Limited Guaranty.

5. Merger Subrogation. Neither Guarantor will exercise any rights of subrogation or contribution against Parent or Merger Sub, whether arising by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency law) or otherwise, by reason of any payment by any of them pursuant to the provisions of Section 1 hereof unless and until the Guaranteed Obligation has been indefeasibly paid in full. To the fullest extent permitted by Law, each Guarantor hereby expressly and unconditionally waives any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of its obligations under or in respect of this Limited Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Guaranteed Obligation has been paid in full. If any amount shall be paid to the Guarantors in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Guaranteed Obligation, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligation, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for the Guaranteed Obligation.

6. Covenants.

So long as this Limited Guaranty is in effect, each of the Guarantors hereby covenants and agrees that:

(a) it shall not institute, and shall cause each of its Affiliates not to institute, directly or indirectly, any action or bring any other claim, asserting that this Limited Guaranty is illegal, invalid or unenforceable in accordance with its terms; and

(b) it will (i) comply in all material respects with all applicable Laws and orders of Governmental Entities to which it may be subject if failure to so comply would impair its ability to perform its obligations under this Limited Guaranty and (ii) retain access to uncommitted and unencumbered funds sufficient to pay its Commitment Percentage of the Guaranteed Obligation.

7. Termination.

(a) Neither Guarantor shall have any further liability or obligation under this Limited Guaranty from and after the earliest of (i) the Effective Time, (ii) the payment and satisfaction in full of its Commitment Percentage of the Guaranteed Obligation and (iii) the date that is ninety (90) days following termination of the Merger Agreement in accordance with its terms, unless the Company shall have delivered a written claim or request for payment to the Guarantors with respect to the Guaranteed Obligation prior to the expiration of such ninety (90) day period; provided that if the Merger Agreement has been so terminated and such claim or notice has been delivered, the Guarantors shall also have no further liability or obligation under this Limited Guaranty from and after the earliest of (x) a final, non-appealable order of a court of competent jurisdiction in accordance with Section 14 hereof determining that the Guarantors do not owe any amount under this Limited Guaranty, (y) a written agreement between the Guarantors and the Company terminating the obligations and liabilities of the Guarantors pursuant to this Limited Guaranty and (z) with respect to each Guarantor, payment of the applicable Guarantor’s Commitment Percentage of the Guaranteed Obligation by a Guarantor, Parent or Merger Sub.

(b) Other than in the case of claims against Parent and Merger Sub under the Merger Agreement or against the Guarantors or Parent under the Financing Commitment in each case, subject to Section 9.7(b) of the Merger Agreement, in the event that the Company, or any of its Subsidiaries, institutes any Action or other proceeding or makes any claim (i) asserting that the provisions of Section 4 of this Limited Guaranty are illegal, invalid or unenforceable in whole or in part or that the Guarantors are liable in excess of, or to a greater extent than, the Cap or such Guarantor’s Commitment Percentage thereof, or (ii) against the Guarantors, Parent, Merger Sub or any Guarantor Affiliate in respect of any liabilities or obligations arising under this Limited Guaranty, other than a Retained Guaranty Claim, then (x) the obligations and liabilities of the Guarantors under this Limited Guaranty shall terminate ab initio and shall thereupon be null and void, and (y) if the Guarantors, Parent or Merger Sub have previously made any payments under this Limited Guaranty, the Guarantors shall be entitled to recover such payments from the Company.

8. Continuing Guaranty. Except to the extent that the obligations and liabilities of the Guarantors are terminated pursuant to the provisions of Section 7 hereof, this Limited Guaranty is a continuing one and shall remain in full force and effect with respect to each Guarantor until the indefeasible payment and satisfaction in full of such Guarantor’s Commitment Percentage of the Guaranteed Obligation, shall be binding upon each Guarantor, its successors and assigns, and shall inure to the benefit of, and be enforceable by, the Company and its successors. All obligations to which this Limited Guaranty applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

9. Entire Agreement. This Limited Guaranty, together with the Merger Agreement, the Confidentiality Agreement and the Financing Commitment, constitutes the entire agreement between the Guarantors and the Company with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent, Merger Sub and the Guarantors or any Guarantor Affiliate on the one hand, and the Company or any of its Affiliates on the other hand.

10. Amendments and Waivers. No amendment or waiver of any provision of this Limited Guaranty will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantors and the Company, or in the case of waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Limited Guaranty, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Limited Guaranty will operate as a waiver thereof.

11. Third Party Beneficiaries. Except for the provisions of this Limited Guaranty which reference Guarantor Affiliates (each of which shall be for the benefit of and enforceable by each Guarantor Affiliate), the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Limited Guaranty, and this Limited Guaranty is not intended to, and does not, confer upon any Person other than the parties hereto and any Guarantor Affiliates, any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

12. Counterparts. This Limited Guaranty may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of a fully executed Limited Guaranty (in counterparts or otherwise) by facsimile or electronic delivery of .pdf format shall be sufficient to bind the parties to the terms and conditions of this Limited Guaranty.

13. Notices. All notices, requests, claims, demands and other communications under this Limited Guaranty shall be in writing and shall be deemed given (and duly received) if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties or sent by fax (providing proof of transmission and confirmation of transmission by telephonic notice to the applicable contact person) at the following addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice):

if to a Guarantor, to:

c/o Monomoy Capital Partners II, L.P.

142 West 57th Street, Seventeenth Floor

New York, NY 10019

Attn: Justin Hillenbrand

Phone: (212)699-4000

Fax: (212)699-4010

with a copy to:

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, Illinois 60654

Attn: Kevin L. Morris & Carol Anne Huff

Phone: (312)862-2000

Fax: (312)862-2200

if to the Company, as provided in Section 9.2 of the Merger Agreement.

14. Governing Law. This Limited Guaranty and all Actions (whether at Law, in contract, in tort or otherwise) arising out of or relating to this Limited Guaranty shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All Actions (whether at Law, in contract, in tort or otherwise) arising out of or relating to this letter agreement shall be heard and determined in the Court of Chancery of the State of Delaware, and the parties irrevocably submit to the jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

15. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS LIMITED GUARANTY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTY, OR THE TRANSACTIONS CONTEMPLATED BY THIS LIMITED GUARANTY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER,

(B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16. Representations and Warranties. Each of the Guarantors hereby represent and warrant to the Company with respect to itself that (a) it has all limited partnership power and authority to execute, deliver and perform this Limited Guaranty, (b) the execution, delivery and performance of this Limited Guaranty by it has been duly and validly authorized and approved by all necessary limited partnership action, and no other proceedings or actions on the part of such Guarantor is necessary therefor, (c) this Limited Guaranty has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against such Guarantor in accordance with its terms (subject to the Bankruptcy and Equity Exception), (d) the execution, delivery and performance by it of this Limited Guaranty do not and will not (i) violate any of its organizational documents, (ii) violate any applicable law or judgment binding on it or its assets or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of any material benefit under, any contract or agreement to which it is a party and (e) it has the financial capacity to pay and perform its obligations under this Limited Guaranty, and all funds necessary for it to fulfill its Commitment Percentage of the Guaranteed Obligation under this Limited Guaranty shall be available to such Guarantor for so long as this Limited Guaranty shall remain in effect in accordance with Section 8 hereof.

17. No Assignment. Neither the Guarantors nor the Company may assign their respective rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the Company (in the case of an assignment by the Guarantors) or the Guarantors (in the case of an assignment by the Company).

18. Severability. Any term or provision of this Limited Guaranty that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this Limited Guaranty may not be enforced without giving effect to the limitation of the amount payable hereunder as provided in Section 1 hereof and to the provisions of Section 4 hereof. No party hereto shall assert, and each party shall cause its respective Affiliates and Representatives acting on its behalf not to assert, that this Limited Guaranty or any part hereof is invalid, illegal or unenforceable.

19. Confidentiality. This Limited Guaranty shall be treated as confidential and is being provided to the Company solely in connection with the execution and delivery of the Merger Agreement. This Limited Guaranty may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantors and the Company; provided, that no such written consent shall be required (and the Guarantors, the Company and their Affiliates shall be free to release such information) for disclosures to such Person’s respective Representatives, so long as such Persons agree to keep such information confidential on terms substantially identical to the terms contained in this Section 19; provided further, that the Guarantors and the Company may disclose this Limited Guaranty to the extent required by law or in connection with any customary disclosure under the securities laws or in connection with the enforcement of the rights and obligations set forth herein. Without limiting the foregoing, the Guarantors, their respective Affiliates and Representatives shall have the right to make such disclosures as are required by any Governmental Entity having jurisdiction over the Guarantors or its advisors and the Guarantors shall not be required to provide any notice of such disclosure.

20. Headings. The headings contained in this Limited Guaranty are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

21. Relationship of the Parties. Each party acknowledges and agrees that (a) this Limited Guaranty is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Limited Guaranty nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Guarantors under this Limited Guaranty are solely contractual and not fiduciary in nature. In no event shall Parent, Merger Sub or the Guarantors be considered an “Affiliate”, “security holder” or “Representative” of the Company for any purpose of this Limited Guaranty.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Guaranty as of the date first written above.

GUARANTORS:

MONOMOY CAPITAL PARTNERS II, L.P.

By:	Monomoy General Partner II, L.P.,
its general partner

By:	Monomoy Ultimate GP, LLC,
its general partner

By:	/s/ Justin Hillenbrand
Name:	Justin Hillenbrand
Title:	Managing Director

MCP SUPPLEMENTAL FUND II, L.P.

By:	Monomoy General Partner II, L.P.,
its general partner

By:	Monomoy Ultimate GP, LLC,
its general partner

By:	/s/ Justin Hillenbrand
Name:	Justin Hillenbrand
Title:	Managing Director

VENOM ELECTRONICS HOLDINGS, INC.

By:	/s/ Justin Hillenbrand
Name:	Justin Hillenbrand
Title:	President

SIGNATURE PAGE TO LIMITED GUARANTY